EXHIBIT 99.1

COMPUTER ASSOCIATES ANNOUNCES PRELIMINARY RESULTS OF BOARD INQUIRY

•  Three Executives, Including CFO, Resign

•  Company Reaffirms its Previous Guidance for Second Quarter

ISLANDIA, N.Y., October 8, 2003 — Sanjay Kumar, Chairman and CEO of Computer Associates International, Inc. (NYSE: CA) today announced actions taken in response to preliminary results of an independent inquiry being conducted by the Audit Committee of CA’s Board of Directors.

As previously reported, the company has been responding to a joint investigation by the United States Attorney’s Office for the Eastern District of New York and the Northeast Regional Office of the Securities and Exchange Commission. The investigation concerns accounting practices that were in place prior to CA’s adoption of its New Business Model in October 2000. The new model recognizes revenue monthly and ratably over the life of a software license agreement and replaced an up-front revenue recognition system. Recently, the company responded to government subpoenas that primarily related to the timing of revenue recognition in the fiscal year ending March 31, 2000.

In responding to the investigation, the board authorized the Audit Committee, chaired by outside director and former SEC Chief Accountant Walter P. Schuetze, to conduct an independent investigation into the timing of revenue recognition by CA.

Schuetze said: “The Audit Committee’s investigation is continuing, but we have determined that CA recognized certain revenue prematurely in the fiscal year ending March 31, 2000. The committee found that a number of software contracts in that fiscal year appear to have been signed after the end of the quarter in which revenues associated with such contracts had been recognized. Those revenues should have been recognized in the quarter in which the contract was signed.

“At the same time,” he continued, “the committee has found no evidence to suggest that the revenues and cash flows associated with these contracts were not genuine. The contracts were valid, products were delivered and cash was received. The committee is confident in the company’s New Business Model and believes the company’s current accounting and financial reporting are sound.”

Following the committee’s report and at its recommendation, Kumar asked for and received the resignations of those who oversaw sales accounting during the relevant time. Accordingly, Ira Zar, chief financial officer; Lloyd Silverstein, senior vice president, finance; and David Rivard, vice president, finance, have tendered their resignations to the company.

Kumar said that an external search for a new CFO will be launched immediately. In the interim, Douglas Robinson, senior vice president, finance, will serve in that role. Robinson joined the company in 1989. Prior to joining CA, he served as chief financial officer at Cullinet Software, Inc.

The company has informed government investigators of the Audit Committee’s preliminary findings. The Audit Committee’s continuing review will include an examination of whether correction of prior period financial statements is required under generally accepted accounting principles.

“Good corporate governance requires a strong, independent Board of Directors,” Kumar said. “That is why building such a board was the first and most important step we took in reforming our governance practices over the past few years. Their leadership and decisive action concerning this inquiry speaks to their commitment to safeguarding the interests of shareholders.”

Preliminary Financial Results

Kumar also announced that the company expected to achieve results for the quarter ended September 30, 2003 that will be in line with previous guidance. As previously disclosed, the company will announce its full second quarter fiscal year 2004 financial results after the market closes on October 22, 2003. “The advances we have made in strengthening corporate governance have been complemented by the steady and encouraging progress we have made in satisfying customers by delivering industry-leading products and services,” Kumar said. “And industry leadership is the single most important goal that CA people around the world are determined to achieve.”

Forward Looking Statements

As stated in previous CA public disclosures and filings, the company cannot predict the scope or outcome of the continuing investigation, but it could result in the institution of administrative, civil injunctive or criminal proceedings, the imposition of fines and penalties, suspension or debarment from governmental contract work, and/or other remedies and sanctions.

In addition to the historical information presented, certain statements in this release may constitute “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company’s business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA’s quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CA assumes no obligation to update the information in this press release, except as otherwise required by law.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management. Founded in 1976, CA is headquartered in Islandia, NY, and operates in more than 100 countries. For more information on CA, please visit http://ca.com.

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© 2003 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.